                                                                                                                                                                                                                                                                                 Exhibit 99.2

Worldwide Communications:

Media Relations Office: 847.700.5538

Evenings/Weekends: 847.700.4088

UAL REPORTS NOVEMBER RESULTS

Reports Operating Loss of $188 Million

CHICAGO, December 21, 2004 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its November Monthly Operating Report with the United States Bankruptcy Court. The company reported an operating loss of $188 million for November 2004. Mainline passenger unit revenue decreased 1% year-over-year. Unit costs were up 9% over last year. Excluding fuel, unit costs were flat year-over-year. The company reported a net loss of $87 million, including a $158 million gain from the sale of Orbitz shares and $20 million of reorganization expenses.

United continued to deliver strong operational results in November, with an on-time :14 arrival performance rate of 83.2% and a load factor of 76.1%. Employees also exceeded the company's goals for November for customer satisfaction, as measured by definite intent to repurchase.

"Due to harsh industry conditions, we must urgently implement additional cost reduction initiatives so that the durable, long-lasting savings required are in place by mid-January," said Jake Brace, executive vice president and chief financial officer. "We have reached a tentative agreement with the Air Line Pilots Association (ALPA), and we look forward to productive negotiations with our other unions. While United continues to face some very difficult challenges, once these savings are in place, no other network carrier is better positioned to be profitable and competitive for the long term."

UAL ended November with a cash balance of about $2.4 billion, which included $843 million in restricted cash (filing entities only). The cash balance increased approximately $97 million during the month of November, driven by $185 million in cash proceeds from the sale of Orbitz shares. Because of the gain from the sale of Orbitz shares, the company met its November EBITDAR covenant.

United, United Express and Ted operate more than 3,500 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

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